Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑200923 and 333‑200919 on Form S-8 of our report dated March 19, 2018, relating to the consolidated financial statements and financial statement schedule of KLX Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of KLX Inc. and subsidiaries for the year ended January 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, FL

March 19, 2018